Exhibit 99.2

EXECUTION VERSION

$100,000,000

CREDIT AGREEMENT

dated as of

February 2, 2007

between

FIRST AMERICAN REAL ESTATE SOLUTIONS LLC

The Lenders Party Hereto

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

i

TABLE OF CONTENTS

(Continued)

ii

CREDIT AGREEMENT dated as of February 2, 2007, among FIRST AMERICAN REAL ESTATE SOLUTIONS LLC, a California limited liability company, the LENDERS party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.

The Borrower (as hereinafter defined), certain lenders and Wells Fargo Bank, National Association, as the administrative agent hereunder, agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means the acquisition by the Borrower of CoreLogic Systems, Inc., a Delaware corporation, pursuant to, and as further provided by, the Acquisition Documents.

“Acquisition Documents” means, collectively, the Contribution Agreement, the Purchase Agreement and all agreements, documents and instruments executed and/or delivered pursuant thereto.

“Adjusted LIBO Rate” means, for the Interest Period for any Eurodollar Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period.

“Administrative Agent” means Wells Fargo, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, no individual (other than any Person specified in the preceding sentence) shall be an Affiliate solely by reason of his or her being a director, officer or employee of the Borrower or any of its Subsidiaries.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Base Rate in effect on such day and (b) the Federal Funds Effective Rate for such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any Eurodollar Loan or ABR Loan, as the case may be, the applicable rate per annum set forth below under the caption “Eurodollar Spread” or “ABR Spread”, respectively:

Date	Eurodollar Spread	ABR Spread
Closing Date to November 2, 2007	0.75%	0%

November 2, 2007 and thereafter	1.00%	0%

provided that, notwithstanding the foregoing, with respect to any Eurodollar Loan having an Interest Rate of one Business Day, the Applicable Rate means, for such Business Day, the applicable rate per annum set forth below under the caption “Eurodollar Spread”:

Date	Eurodollar Spread
Closing Date to November 2, 2007	1.00%

November 2, 2007 and thereafter	1.25%

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender as assignor and an assignee (with the consent of each Person whose consent is required by Section 9.04(b)), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Base Rate” means, for any day, the higher of (a) the per annum floating rate established by Wells Fargo in San Francisco, California as its “prime rate” for domestic (United States) commercial loans in effect on such day (the “Prime Rate”) and (b) the per annum floating rate equal to one-half of one percent (0.50%) in excess of the Federal Funds Effective Rate in effect on such day. The Prime Rate is a rate set by Wells Fargo based upon various factors, including Wells Fargo’s costs and desired return, general economic conditions and other factors, and is neither directly tied to an external rate of interest or index nor necessarily the lowest or best rate of interest actually charged by Wells Fargo at any given time to any customer or particular class of customers for any particular credit extension. Wells Fargo may make commercial or other loans at rates of interest at, above or below the Prime Rate. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means First American Real Estate Solutions LLC, a California limited liability company.

“Borrowing” means (a) all ABR Loans made, converted or continued on the same date or (b) all Eurodollar Loans that have the same Interest Period. For purposes hereof, the date of a Borrowing comprising one or more Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loan or Loans.

“Borrowing Request” means a request by the Borrower for the Borrowing of Loans in accordance with Section 2.03 in the form of Exhibit B or any other form approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c)

compliance by any Lender (or, for purposes of Section 2.11(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change of Control” means First American shall fail to directly or indirectly, own and control at least 51% of each class of the equity interests of the Borrower on a fully diluted basis.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02); provided that the Closing Date may not occur after the Commitment Termination Date.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the collateral created, granted, pledged or assigned in favor of or to Administrative Agent under any of the Loan Documents from time to time and/or pursuant to all similar or related documents and agreements from time to time, all as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make the initial Loans hereunder on the Closing Date. The amount of each Lender’s Commitment as of the Closing Date is set forth on Schedule I to this Agreement; provided that upon the funding of the Loans on the Closing Date, each Lender’s Commitment shall be reduced to zero and thereupon terminate. The aggregate amount of the Lenders’ Commitments as of the Closing Date is $100,000,000.

“Commitment Termination Date” means March 1, 2007.

“Consolidated Subsidiary” means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP.

“Consolidated Total Assets” means, as at any date of determination, the total assets of Borrower and its Subsidiaries on a consolidated basis that may properly be classified as assets in conformity with GAAP.

“Consolidated Total Liabilities” means, as at any date of determination, the total liabilities of Borrower and its Subsidiaries on a consolidated basis that may properly be classified as liabilities in conformity with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Contribution Agreement” means the Contribution Agreement dated as of February 2, 2007 (as amended or otherwise modified to the date hereof, and including all exhibits and schedules thereto) among First American Real Estate Solutions, LP, CoreLogic Systems, Inc. and the stockholders of CoreLogic Systems, Inc.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in Schedule III.

“Dollars” or “$” refers to lawful money of the United States of America.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests “ means shares of capital stock, partnership interests, membership interests or units in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.15), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure or inability to comply with Section 2.13(e), except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.14(a).

“FADV” means First Advantage Corporation, a Delaware corporation and a Subsidiary of the Borrower.

“FADV Credit Agreement” means that Credit Agreement dated as of September 28, 2005, among FADV, as the borrower, Bank of America, N.A., as the administrative agent, and the lenders party thereto, as the same may from time to time be amended, supplemented, restated or otherwise modified.

“FADV Holdings” means FADV Holdings LLC, a Delaware limited liability company and a wholly owned indirect Subsidiary of First American.

“FADV Holdings Negative Pledge” means that Negative Pledge Agreement dated as of the date hereof made by FADV Holdings in favor of the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Federal Funds Effective Rate” means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective)” (or, if such day is not a Business Day, for the Business Day next preceding such day). If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotation”) for such day under the caption “Federal Funds Effective Rate” (or, if such day is not a Business Day, for the Business Day next preceding such day). If on any relevant day the appropriate rate for such day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m., New York City time, on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

“Financing Letter Agreement” means the letter dated as of the date hereof made by the Borrower and accepted by the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“First American” means The First American Corporation, a California corporation and a holder of certain of the Borrower’s equity interests.

“First American Credit Agreement” means the Amended and Restated Credit Agreement dated as of November 7, 2005, among First American, as the borrower, JPMorgan Chase Bank, N.A., as the administrative agent, and the lenders party thereto, as the same may from time to time be amended, supplemented, restated or otherwise modified.

“First American Guaranty” means that Continuing Guaranty dated as of the date hereof by First American in favor of the Administrative Agent, as the same may from time to time hereafter be amended, supplemented, restated or otherwise modified.

“First American Material Adverse Change” means a material adverse change in the business, assets, operations, prospects or condition (financial or otherwise) of First American and its Subsidiaries, taken as a whole, provided that none of the matters contained in disclosures filed with the SEC by First American on or prior to the date of this Agreement shall be deemed to be a First American Material Adverse Change.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments (including surplus debentures or notes whether or not characterized as liabilities for purposes of GAAP or SAP and non-perpetual preferred stock requiring redemption or repurchase and any option exercisable in respect thereof to the extent of such redemption or repurchase), (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business) that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05 in the form of Exhibit C or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, each Quarterly Date and (b) with respect to any Eurodollar Loan, the last day of each Interest Period therefor and, in the case of any Interest Period that is more than three months long, each day prior to the last day of such Interest Period that occurs at intervals of three months after the first day of such Interest Period.

“Interest Period” means (a) for any Borrowing (other than an ABR Borrowing), the Interest Period of the Loan or Loans constituting such Borrowing; and (b) for any Eurodollar Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one Business Day, one week, one month, two months, three months or six months thereafter, as specified in the applicable Borrowing Request or Interest Election Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan.

“Lenders” means the Persons listed on Schedule I and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an instrument executed by such Person pursuant to Section 9.04(b), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Telerate page 3750 under the heading “British Bankers Association LIBOR Rates” in the column designated “USD” as published by Bridge Information Systems, Inc. (or on any successor or substitute Telerate page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such Telerate page in the event such Telerate page is no longer published or readily available as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such LIBO Rate Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan” means a Loan made pursuant to Section 2.01.

“Loan Documents” means this Agreement, any Notes, the First American Guaranty, the Pledge Agreement, the FADV Holdings Negative Pledge, the Financing Letter Agreement, and any other documents, agreements and certificates entered into or delivered in connection herewith or at any time or from time to time hereafter, together with all schedules and exhibits thereto, all as may be amended, supplemented, restated or otherwise modified from time to time.

“Loan Parties” means individually and collectively, the Borrower, First American and FADV Holdings.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or (c) the rights of or benefits available to the Lenders under this Agreement.

“Material Indebtedness” means Indebtedness, or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means each of First American Real Estate Tax Service, LLC, a Delaware limited liability company, First American Real Estate Solutions of Texas, L.P., a Texas limited partnership, Data Trace Information Services, LLC, a Delaware limited liability company, First American CoreLogic, Inc., a Delaware corporation, and, for purposes of Articles III, V and VI of this Agreement only, FADV Holdings.

“Maturity Date” means February 1, 2008.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Note” means as further described in Section 2.07(f), means any promissory note evidencing any Loan.

“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means (a) Liens imposed by law for taxes, assessments or other governmental charges that are not yet due or are being contested in compliance with Section 5.04; (b) carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04; (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII; and (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means that Pledge Agreement dated as of the date hereof made by the Borrower in favor of the Administrative Agent pursuant to which the Borrower pledges to the Administrative Agent, for the benefit of itself and the Lenders, a first priority security interest in all of the Borrower’s rights in the Equity Interests in FADV Holdings membership interest dated the date hereof, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Purchase Agreement” means the Stock Purchase Agreement made and entered into as of February 2, 2007 by and between CoreLogic, Inc., a Delaware corporation, as the Buyer, and the stockholders of CoreLogic Systems, Inc., a Delaware corporation, named in Schedule A attached thereto, as the Sellers.

“Quarterly Dates” means the 7th day of February, May, August and November in each year, the first of which shall be the first such day after the date hereof; provided that if any such day is not a Business Day, then such Quarterly Date shall be the next succeeding Business Day (unless such succeeding Business Day falls in a subsequent calendar month, in which event such Quarterly Date shall be the next preceding Business Day).

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means (a) prior to the funding of the Borrowing on the Closing Date, Lenders having Commitments representing more than 50% of the sum of the total Commitments, and (b) at any time thereafter, Lenders having Loans outstanding, the aggregate principal amount of which represent more than 50% of the sum of the aggregate principal amount of all Loans then outstanding.

“SEC” has the meaning set forth in Section 5.01(i).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Federal Reserve Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower. “Wholly Owned Subsidiary” means any such corporation, partnership or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are so owned or controlled.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents to which each is a party, the borrowing of Loans and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Wells Fargo” means Wells Fargo Bank, National Association.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03 Accounting Terms and Determinations.

(a) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof in the manner described in subsection (b) below) be prepared, in accordance with (in the case of the Borrower and its Subsidiaries on a consolidated basis) GAAP applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Lenders hereunder (which, prior to the delivery of the first financial statements (after the date hereof) under Section 5.01, shall mean the financial statements as at June 30, 2006 referred to in Section 3.04(a)). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of (in the case of the Borrower and its Subsidiaries on a consolidated basis) GAAP applied on a basis consistent with those used in the preparation of the latest annual or quarterly financial statements furnished to the Lenders pursuant to Section 5.01 (or, prior to the delivery of the first financial statements (after the date hereof) under Section 5.01, used in the preparation of the financial statements as at June 30, 2006 referred to in Section 3.04(a)) unless (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) the Required Lenders shall so object within 30 days after delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 5.01, shall mean the financial statements referred to in Section 3.04(a)).

(b) The Borrower shall deliver to the Lenders at the same time as the delivery of any annual or quarterly financial statement under Section 5.01 (i) a description in reasonable detail of any material variation between the application of accounting principles or practices employed in the preparation of such statement and the application of accounting principles or practices employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of subsection (a) above and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

(c) Notwithstanding anything to the contrary herein, the Borrower and the Lenders agree that, if after the date hereof, changes to GAAP become effective so as to require the reduction of the carrying amount of goodwill upon impairment (including, without limitation, as a result of the establishment of a benchmark), disposition of assets, discontinuance of operations or other similar events, then, for purposes of calculating compliance with the covenants set forth in Section 6.05, each such reduction shall be treated as an extraordinary non-cash item and shall be disregarded.

(d) The Borrower will not change the last day of its fiscal year from December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively.

ARTICLE II

THE CREDITS

SECTION 2.01 The Term Loan. Upon the terms, subject to the conditions and in reliance upon the representations and warranties set forth in this Agreement and in the other Loan Documents, each Lender having a Commitment agrees to make Loans to the Borrower in immediately available funds on the Closing Date in a principal amount equal to such Lender’s Commitment.

SECTION 2.02 Loans and Borrowings.

(a) Obligations of Lenders. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Type of Loans. Subject to Section 2.10, each Borrowing shall be constituted entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of the Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount of $25,000,000 or a larger multiple of $1,000,000.

(d) Limitations on Lengths of Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert to or continue as a Eurodollar Borrowing, any Borrowing if the Interest Period requested therefor would end after the Maturity Date.

SECTION 2.03 Request for the Initial Borrowing. The request for the initial Borrowing of Loans hereunder on the Closing Date shall be made by delivery from the Borrower, to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower, which Borrowing Request shall be irrevocable and shall be made not later than (a) 11:00 a.m., Pacific Time, three Business Days prior to the requested Closing Date if the Borrowing is to include Eurodollar Loans, or (b) 2:00 p.m., Pacific Time, one Business Day prior to the requested Closing Date if the Borrowing is to be comprised of only ABR Loans. The Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Closing Date, which shall be a Business Day;

(ii) whether such Borrowing is to be comprised of an ABR Borrowing and/or one or more Eurodollar Borrowings;

(iii) in the case of Eurodollar Borrowings, the applicable Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period”; and

(iv) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

Promptly following receipt of the Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof.

SECTION 2.04 Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make the Loans to be funded by it on the Closing Date by wire transfer of immediately available funds by 11:00 a.m., Pacific Time, to the account of the Administrative Agent designated by the Administrative Agent for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent and designated by the Borrower in the Borrowing Request.

(b) Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.04 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.05 Interest Elections.

(a) Elections by the Borrower for Borrowings. Each Borrowing initially shall be of the Type specified in the Borrowing Request and, in the case of a Eurodollar Borrowing, shall have the Interest Period specified in the Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurodollar Borrowing, may elect the Interest Period therefor, all as provided in this Section 2.05. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing

(b) Notice of Elections. To make an election pursuant to this Section 2.05, the Borrower shall notify the Administrative Agent of such election by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Pacific Time, three Business Days before the proposed effective date of the election made pursuant to such Interest Election Request or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Pacific Time, one Business Day before the proposed effective date of the election made pursuant to such Interest Election Request. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Notice by the Administrative Agent to Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Failure to Elect; Events of Default. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period therefor.

SECTION 2.06 Termination of the Commitments.

Unless previously terminated, the Commitments shall terminate on the Commitment Termination Date.

SECTION 2.07 Repayment of Loans; Evidence of Debt.

(a) Repayment. The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the Lenders the outstanding principal amount of the Loans on the Maturity Date.

(b) Manner of Payment. Prior to any repayment or prepayment of any Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent by telephone (confirmed by facsimile) of such selection not later than 11:00 a.m., Pacific Time, three Business Days before the scheduled date of such repayment; provided that each repayment of Borrowings shall be applied to repay any outstanding ABR Borrowings before any other Borrowings. If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding ABR Borrowings and, second, to other Borrowings in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first). Each payment of a Borrowing shall be applied ratably to the Loans included in such Borrowing.

(c) Maintenance of Loan Accounts by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) Maintenance of Loan Accounts by the Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

(e) Effect of Entries. The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section 2.07 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Promissory Notes. Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.08 Prepayment of Loans.

(a) Optional Prepayments Right to Prepay Borrowings. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without penalty or premium, subject to the requirements of this Section 2.08.

(b) Notices, Etc. The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) of any optional prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Pacific Time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., Pacific Time, two Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10 and shall be made in the manner specified in Section 2.07(b).

SECTION 2.09 Interest.

(a) ABR Loans. The Loans constituting each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

(b) Eurodollar Loans. The Loans constituting each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period for such Borrowing plus the Applicable Rate.

(c) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.09.

(d) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.09 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(e) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.10 Alternate Rate of Interest. If prior to the commencement of the Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.11 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lenders of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates from Lenders. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.11 for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.12 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period therefor (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of an Interest Period therefor, (c) the failure to convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of an Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.15, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for Dollar deposits from other banks in the eurodollar market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.12 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.13 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

SECTION 2.14 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or under Section 2.11, 2.12 or 2.13, or otherwise) prior to 12:00 noon, Pacific Time, on the date when due, in immediately available funds, without set-off or counterclaim; provided that if a new Loan is to be made by any Lender on a date the Borrower is to repay any principal of an outstanding Loan of such Lender, such Lender shall apply the proceeds of such new Loan to the payment of the principal to be repaid and only an amount equal to the difference between the principal to be borrowed and the principal to be repaid shall be made available by such Lender to the Administrative Agent as provided in Section 2.04 or paid by the Borrower to the Administrative Agent pursuant to this paragraph, as the case may be. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at Wholesale Loan Services, 201 Third Street, 8th Floor, MAC A0187-081, San Francisco, CA 94103-3143, except that payments pursuant to Sections 2.11, 2.12, 2.13 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the initial funding of the Loans) or their respective

Loans (in the case of conversions and continuations of Loans); (ii) each payment or prepayment of principal of Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iii) each payment of interest on Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

(d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(f) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b) or 2.14(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.15 Designation of a Different Lending Office. If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.13, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.13, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders as of the Closing Date that:

SECTION 3.01 Organization; Powers. Each of the Borrower and its Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02 Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Material Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

SECTION 3.04 Financial Condition, Etc.

(a) Financial Condition. The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for each of the fiscal years ended December 31, 2004 and December 31, 2005, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2006 and September 30, 2006, certified by its chief financial officer. Such consolidated financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such date and for such period in accordance with GAAP, subject to year-end adjustments and the absence of footnotes in the case of the statements referred to in clause (b) above.

(b) No Material Adverse Change. Since June 30, 2006, there has been no Material Adverse Effect nor a First American Material Adverse Change.

SECTION 3.05 Properties.

(a) Property Generally. Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to Liens permitted by Section 6.02 and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Intellectual Property. Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06 Litigation and Environmental Matters.

(a) Actions, Suits and Proceedings. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) Environmental Matters. Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Disclosed Matters. Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07 Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08 Investment and Holding Company Status. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.09 Taxes, Etc. The Borrower and its Subsidiaries have timely filed or caused to be filed all Federal income tax returns and all other material tax returns and reports required to have been filed and have paid or caused to be paid all taxes required to have been paid by it, except (a) taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11 Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date made; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12 Use of Credit. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Loan hereunder will be used to buy or carry any Margin Stock.

SECTION 3.13 Indebtedness and Liens.

(a) Indebtedness. Part A of Schedule II is a list of all Material Indebtedness (other than Indebtedness created pursuant to this Agreement) of the Borrower and its Subsidiaries on the date hereof. Material Indebtedness of the Borrower and its Consolidated Subsidiaries existing on the date hereof does not exceed an aggregate principal or face amount of $10,000,000.

(b) Liens. Part B of Schedule II is a list of all Liens of the Borrower and its Subsidiaries existing on the date hereof, to the extent any such Lien secures Material Indebtedness. Liens of the Borrower and its Consolidated Subsidiaries existing on the date hereof and not set forth on Schedule II secure Indebtedness in an aggregate principal or face amount not exceeding $10,000,000.

ARTICLE IV

CONDITIONS

SECTION 4.01 Closing Date. This Agreement and the obligation of the Lenders to advance funds constituting the Loans hereunder shall not become effective until the date on which the Administrative Agent shall have received each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance (or such condition shall have been waived in accordance with Section 9.02):

(a) Executed Counterparts. From each party hereto or thereto, as applicable, a counterpart of this Agreement and each other Loan Document, including each Note (if requested by any Lender), the First American Guaranty, the Pledge Agreement, the FADV Holdings Negative Pledge, and the Financing Letter Agreement, in each case signed on behalf of such party (or written evidence satisfactory to the Administrative Agent, which may include facsimile transmission of a signed signature page to this Agreement or such other Loan Document, as the case may be, that such party has signed a counterpart of this Agreement, or such other Loan Document, as the case may be).

(b) Opinion of Counsel to the Borrower. A favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of counsel to First American covering the matters relating to the Loan Parties, the Loan Documents or the Transactions as set forth on Exhibit D (other than the matters set forth in the opinion to be delivered pursuant to Section 6.06(b)).

(c) Officer’s Certificate of First American. A certificate, dated the Closing Date and signed by the chief financial officer or chief accounting officer of First American (in each case, on behalf of First American), confirming compliance with all covenants set forth in Section 6.05 of the First American Credit Agreement as of the end of the reporting period ended on June 30, 2006 and that no “Event of Default”, as such term is defined in the First American Credit Agreement, has occurred and is continuing under the First American Credit Agreement as of the Closing Date, and no event of default, as therein defined, has occurred and is continuing with respect to any “Material Indebtedness”, as such term is defined in the First American Credit Agreement.

(d) Corporate Documents. Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions and any other legal matters relating to the Loan Parties, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(e) Officer’s Certificate of the Borrower. A certificate, dated the Closing Date and signed by the President, a Vice President or a senior financial officer of the Borrower (in each case, on behalf of the Borrower), confirming compliance with the conditions set forth in Sections 4.01(f), (g) and (h).

(f) Representations and Warranties. The representations and warranties of the Borrower and the other Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct on and as of the date of such Borrowing (or, if any such representation or warranty is expressly stated to have been made as of a specified date, as of such specified date).

(g) No Defaults. At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

(h) Acquisition Consummated. Subject only to the funding of the Loans on the Closing Date, the Borrower shall have consummated the Acquisition on terms and conditions reasonably satisfactory to the Administrative Agent and each Lender, and the Administrative Agent shall have received a fully executed copy of the Contribution Agreement, the Purchase Agreement and each other material agreement or document evidencing the Acquisition, as reasonably requested by the Administrative Agent or any such Lender, certified by the President, a Vice President or a senior financial officer of the Borrower to be true, correct and complete. For the purposes of this Section 4.01(h), the Administrative Agent acknowledges that the draft Contribution Agreement dated January 26, 2007 is satisfactory to it.

(i) Fees and Expenses. The Administrative Agent shall have received such fees and expenses, including the reasonable fees (not to exceed $30,000) and expenses of Bingham McCutchen LLP, counsel to Wells Fargo, in connection with the preparation, negotiation, execution and delivery of the Loan Documents, as the Borrower is required to pay or reimburse the Administrative Agent for pursuant to this Agreement and any letter agreement between the Borrower and Wells Fargo with respect thereto.

(j) Other Documents. Such other documents as the Administrative Agent or any Lender or counsel to Wells Fargo may reasonably request.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the Obligations payable hereunder (other than inchoate claims for indemnity) shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) within 75 days after the end of each fiscal year of First American (or such lesser number of days within which First American shall be required to file its Annual Report on Form 10-K for such fiscal year with the SEC, without regard to any extension of the SEC’s filing requirements), the audited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of First American and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of First American and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 40 days after the end of each of the first three fiscal quarters of each fiscal year of First American (or such lesser number of days within which First American shall be required to file its Quarterly Report on Form 10-Q for such fiscal quarter with the SEC, without regard to any extension of the SEC’s filing requirements), the consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of First American and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a senior financial officer of First American as presenting fairly in all material respects the financial condition and results of operations of First American and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) within 80 days after the end of each fiscal year of the Borrower (but in any event not later than five days after the delivery of the Borrower’s financial statements under clause (a) of this Section 5.01 for such fiscal year), the unaudited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year;

(d) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (but in any event not later than five days after the delivery of the Borrower’s financial statements under clause (b) of this Section 5.01 for such fiscal quarter), the consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year;

(e) concurrently with any delivery of financial statements under clause (c) or (d) of this Section 5.01, a certificate of a senior financial officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.05 and (iii) certifying that such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject, in the case of quarterly financial statements, to normal year-end audit adjustments and the absence of footnotes;

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any of its Subsidiaries with the Securities and Exchange Commission (the “SEC”), or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be, provided that if any such report, statement or other material is electronically filed by the Company with the SEC and is publicly available through the internet or other electronic means, the Company will notify the Lenders promptly following such filing and, only upon the request of any Lender, furnish a copy of such report, statement or other material to such Lender; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of First American or any of its Subsidiaries, or compliance with the terms of this Agreement or any of the other Loan Documents, as the Administrative Agent or any Lender may reasonably request (including accountants’ letters).

SECTION 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $10,000,000;

(d) the assertion of any environmental matter by any Person against, or with respect to the activities of, the Borrower or any of its Subsidiaries and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations, other than any environmental matter or alleged violation that, if adversely determined, would not (either individually or in the aggregate) have a Material Adverse Effect; and

(e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a senior financial officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Existence; Conduct of Business. The Borrower will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04 Payment of Obligations. The Borrower will, and will cause each of its Material Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Material Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05 Maintenance of Properties. The Borrower will, and will cause each of its Material Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.06 Books and Records; Inspection Rights. The Borrower will, and will cause each of its Material Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Material Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07 Compliance with Laws and Agreements. The Borrower will, and will cause each of its Material Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08 Insurance. The Borrower will, and will cause each of its Subsidiaries to, keep insured by financially sound and reputable insurers all property of a character usually insured by business entities engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such business entities and carry such other insurance as is usually carried by such business entities.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01 Indebtedness. The Borrower will not permit any of its Subsidiaries to create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness outstanding on the date hereof;

(b) Indebtedness of a Person that becomes a Subsidiary after the date hereof, provided that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted under this clause (b) shall not exceed $25,000,000 at any one time outstanding;

(c) Indebtedness of any Subsidiary of the Borrower to the Borrower or to any other Subsidiary of the Borrower;

(d) Indebtedness of the Borrower or any of its Subsidiaries constituting (i) purchase-money obligations secured by purchase-money security interests permitted under Section 6.02(f) or (ii) Capital Lease Obligations not to exceed, for the preceding clauses (i) and (ii) collectively, an aggregate principal amount of $50,000,000 at any time outstanding;

(e) Indebtedness of Borrower or any of its Subsidiaries in respect of letters of credit (or similar instruments) and guarantees issued in connection with settlement or administration of claims made against any of its Subsidiaries under insurance policies of the type usually carried by corporations engaged in businesses or activities that are the same as or similar to those of the Borrower and its Subsidiaries;

(f) so long as no Default has occurred and is continuing, other Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding; and

(g) any extension, renewal or refinancing of the foregoing;

SECTION 6.02 Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created or granted or arising under the Loan Documents in favor of the Administrative Agent or any Lender;

(b) Liens in existence on the date hereof, including any Liens on the assets and properties of CoreLogic Systems, Inc. at the time of the consummation of the Acquisition;

(c) Permitted Encumbrances;

(d) Liens upon property of any Person which becomes a Subsidiary of the Borrower after the date hereof, provided that such Liens are in existence at the time such Person becomes a Subsidiary of the Borrower and were not created in anticipation thereof;

(e) Liens upon tangible personal property used primarily in the ordinary course of the business of the Borrower and its Subsidiaries and acquired after the date hereof;

(f) purchase-money security interests in tangible personal property used primarily in the ordinary course of the business of the Borrower and its Subsidiaries and acquired after the date hereof comprising purchase-money collateral securing purchase-money obligations incurred or assumed solely for the purpose of financing all or any part of the cost of acquiring such property; provided that (i) any such Lien attaches to such property and is perfected within the statutory period for the temporary perfection of purchase-money security interests provided in the Uniform Commercial Code in effect in the applicable jurisdiction and (ii) such Lien attaches solely to the property so acquired in such transaction;

(g) Liens securing Capital Lease Obligations on property subject to such capital leases; provided that such Capital Lease Obligations are otherwise permitted under Section 6.01(d);

(h) Liens securing Indebtedness permitted under Section 6.01 in an aggregate amount not to exceed $5,000,000 at any time outstanding; and

(i) any extension, renewal or replacement of the foregoing, provided that the Liens permitted under this clause (i) shall not be spread to cover any additional Indebtedness or obligations or property (other than a substitution of like property).

SECTION 6.03 Fundamental Changes.

(a) Mergers, Consolidations, Disposal of Assets, Etc. The Borrower will not, nor will it permit any of its Material Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Material Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Material Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Material Subsidiary may merge into any Person in a transaction in which the surviving entity is a Subsidiary and (iii) any Material Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary.

(b) Lines of Business. The Borrower will not, nor will it permit any of its Material Subsidiaries to, engage to any material extent in any business other than the businesses of the type conducted by the Borrower and its Material Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.04 Transactions with Affiliates. The Borrower will not, nor will it permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Wholly Owned Subsidiaries not involving any other Affiliate, (c) transactions with wholly owned Subsidiaries or any direct or indirect parent of the Borrower for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business, including an allocation for corporate overhead, in a manner consistent with past practice, and (d) provided that (i) no Default or Event of Default has occurred and is then continuing or would result after giving effect to each payment proposed to be made pursuant to this Section 6.04(d), and (ii) the Borrower is in pro forma compliance with Section 6.05 after giving effect to each payment proposed to be made pursuant to this Section 6.04(d), the declaration and payment of dividends or distributions with respect to the membership interests or capital stock (as the case may be) of the Borrower or any of its Subsidiaries.

SECTION 6.05 Net Worth Financial Covenants.

(a) Total Stockholders’ Equity. The Borrower will not permit the amount equal to Consolidated Total Assets less Consolidated Total Liabilities at any time to be less than $935,000,000.

SECTION 6.06 Post-Closing Matters.

(a) Collateral Documents. The Borrower shall deliver to the Administrative Agent within 30 days of the Closing Date (i) the original membership certificate(s) evidencing all of the Borrower’s issued and outstanding membership Equity Interests in FADV Holdings, together with an undated assignment separate from certificate originally executed by the Borrower in blank; (ii) written consents signed by each current owner of membership Equity Interests in FADV Holdings (other than the Borrower) consenting to the Borrower’s pledge of its membership Equity Interests in FADV Holdings in favor of the Administrative Agent, for the benefit of itself and the Lenders, pursuant to the Pledge Agreement; and (iii) one or more UCC1 financing statements to be filed in the applicable UCC filing offices in order to perfect the Administrative Agent’s security interest in the “Pledged Collateral”, as such term is defined in the Pledge Agreement.

(b) Opinion of Counsel to the Borrower. The Borrower shall deliver to the Administrative Agent within 30 days of the Closing Date a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of counsel to First American (including internal counsel) relating to the perfection by “control” (within the meaning of Section 8106 and Section 9106(a) of the California Commercial Code) of the Administrative Agent’s security interest in the “Pledged Collateral”, as such term is defined in the Pledge Agreement.

(c) Operating Agreement Amendment. The Borrower shall deliver to the Administrative Agent within 30 days of the Closing Date evidence reasonably satisfactory to the Administrative Agent of the amendment of the Limited Liability Company Agreement of FADV Holdings LLC dated as of September 14, 2005 which amendment shall provide (i) for the certification of the membership interests of FADV Holdings and (ii) that the membership interests of FADV Holdings are “financial assets” pursuant to Article 8 of the Delaware Uniform Commercial Code.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article VII) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect in any material respect when made or deemed made;

(d) (i) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.02(e) or in Article VI; or (ii) FADV Holdings shall fail to observe or perform any covenant, condition or agreement contained in Section 2 of the FADV Holdings Negative Pledge;

(e) the Borrower or any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or in any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article VII) and in each case such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower or such Loan Party, as the case may be;

(f) the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material

Indebtedness, when and as the same shall become due and payable (beyond any applicable grace period expressly set forth in the governing documents); or any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after taking into account any applicable grace period) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries or of any other Loan Party, or in respect of any such Person’s debts or a substantial part of any such Person’s assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or of any other Loan Party or for a substantial part of any such Person’s assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrower or any of its Subsidiaries or any other Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article VII, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or any other Loan Party or for a substantial part of any such Person’s assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i) the Borrower or any of its Subsidiaries or any other Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Borrower or any of its Subsidiaries or any other Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries or any other Loan Party to enforce any such judgment;

(k) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l) a reasonable basis shall exist for the assertion against the Borrower or any of its Subsidiaries, or any predecessor in interest of the Borrower or any of its Subsidiaries, of (or there shall have been asserted against the Borrower or any of its Subsidiaries) any claims or liabilities, whether accrued, absolute or contingent, based on or arising from the generation, storage, transport, handling or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries or predecessors that, in the judgment of the Required Lenders, are reasonably likely to be determined adversely to the Borrower or any of its Subsidiaries, and the amount thereof (either individually or in the aggregate) is reasonably likely to have a Material Adverse Effect (insofar as such amount is payable by the Borrower or any of its Subsidiaries but after deducting any portion thereof that is reasonably expected to be paid by other creditworthy Persons jointly and severally liable therefor);

(m) a Change of Control shall occur;

(n) Any of the Loan Documents shall for any reason, other than the payment in full of the Obligations and the termination of the Commitments in their entirety, cease to be or shall be asserted by any Loan Party not to be, legal, valid and binding obligations of such Loan Party, enforceable in accordance with their terms, or the Lien purported to be created by the Pledge Agreement in any material portion of the “Pledged Collateral”, as defined therein, shall for any reason, other than the payment in full of the Obligations and the termination of the Commitments in their entirety, cease to be or shall be asserted by any Loan Party not to be, a first priority, validly perfected Lien in such Pledged Collateral in accordance with the terms of the Pledge Agreement;

(o) any breach or default under any terms or provisions of the First American Credit Agreement shall occur, if the effect of such breach or default is to cause any lender or agent thereunder to cause any of the obligations thereunder to become or be declared due prior to its stated maturity; or

(p) any breach or default under any terms or provisions of the FADV Credit Agreement shall occur, if the effect of such breach or default is to cause any lender or agent thereunder to cause any of the obligations thereunder to become or be declared due prior to its stated maturity, then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Article VI), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (g) or (h) of this Article VII, the

Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

At any time during the existence of any Event of Default, in accordance with the terms of the Loan Documents, Lenders and Administrative Agent will also have the immediate right to enforce and realize upon any collateral security granted under any Loan Document in any manner or order that Required Lenders or the Administrative Agent (at the direction of Required Lenders) deems expedient without regard to any equitable principles of marshaling or otherwise. In addition to the rights and remedies expressly granted in the Loan Documents, each Lender and Administrative Agent also will have all other legal and equitable rights and remedies granted by or available under all applicable law, and all rights and remedies will be cumulative in nature.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence, bad faith or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

The Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent’s resignation shall nonetheless become effective and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(a) if to the Borrower, to it at First American Real Estate Solutions LLC, c/o The First American Corporation, 1 First American Way, Santa Ana, California 92707, Attention: General Counsel, Facsimile No.: (714) 250-3325; Telephone No.: (714) 250-3398, with a copy to: First American Real Estate Solutions LLC, c/o The First American Corporation, 1 First American Way, Santa Ana, California 92707, Attention: Treasurer, Facsimile No.: (714) 250-3325; Telephone No.: (714) 250-3858;

(b) if to the Administrative Agent, to Wells Fargo Bank, National Association, US Corporate Banking, Mail Code A0112-101, 550 California Street, 10th floor, San Francisco CA 94104, Attention: Sandra Luna-Velado, Assistant Vice President, Telephone No.: (415) 222-6720, Facsimile No.: (415) 399-8771; and

(c) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

SECTION 9.02 Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as among the Lenders or Types of Loans, without the written consent of each Lender, or (v) change any of the provisions of this Section 9.02 or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 9.03, or in connection with the Loans made hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.

(c) Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) Payments. All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

SECTION 9.04 Successors and Assigns.

(a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, each of the Borrower and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent (which consent shall not be unreasonably withheld or delayed), (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default under clause (a), (b), (g) or (h) of Article VII has occurred and is continuing. Upon acceptance and recording pursuant to paragraph (d) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.13 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section 9.04.

Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose vehicle (an “SPV”) of, or administered by, such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to Section 2.01, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to timely provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) the Borrower may bring any proceeding against either or both of the Granting Lender and the SPV in order to enforce any rights of the Borrower hereunder. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by the Granting Lender.

Each party hereto hereby agrees that nothing contained in this paragraph shall relieve any Granting Lender of its obligations under this Agreement and that no SPV shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Lender makes such payment in accordance with the terms of this Agreement. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof arising out of any claim against such SPV under this Agreement. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent, which consents shall not be unreasonably withheld) providing liquidity and/or credit support (if any) with respect to commercial paper issued by such SPV to fund such Loans and such SPV may disclose, on a confidential basis in accordance with Section 9.12, confidential information with respect to the Borrower and its Subsidiaries to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit liquidity enhancement to such SPV. Each Granting Lender shall provide the Borrower with notice of each grant made by it under this paragraph to an SPV. Except for its obligation to make payments directly to an SPV in respect of any Loan (or any part thereof) made by such SPV, the Borrower shall continue to deal solely and directly with the Granting Lender. This paragraph may not be amended without the consent of any SPV at the time holding Loans under this Agreement.

(c) Maintenance of Register by the Administrative Agent. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Effectiveness of Assignments. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Participations. Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04.

(f) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.11 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.13 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.13(e) as though it were a Lender.

(g) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(h) No Assignments to the Borrower or Affiliates. Anything in this Section 9.04 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower or any of its Affiliates or Subsidiaries without the prior consent of each Lender.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.11, 2.12, 2.13 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09 Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of California.

(b) Submission to Jurisdiction. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Superior Court of the State of California sitting in San Francisco County and of the United States District Court of the Northern District of California, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such California State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 JUDICIAL REFERENCE. THE PARTIES HERETO DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE OR RETIRED JUDGE APPLYING THE APPLICABLE LAW. THEREFORE, THE PARTIES HERETO AGREE TO REFER, FOR A COMPLETE AND FINAL ADJUDICATION, ANY AND ALL ISSUES OF FACT OR LAW INVOLVED IN ANY LITIGATION OR PROCEEDING (INCLUDING ALL DISCOVERY AND LAW AND MOTION MATTERS, PRETRIAL MOTIONS, TRIAL MATTERS, AND POST-TRIAL MOTIONS (E.G., MOTIONS FOR RECONSIDERATION, NEW TRIAL AND TO TAX COSTS, ATTORNEY FEES AND PREJUDGMENT INTEREST)) UP TO AND INCLUDING FINAL JUDGMENT, BROUGHT TO RESOLVE ANY DISPUTE (WHETHER SOUNDING IN CONTRACT, TORT, UNDER ANY STATUTE, OR OTHERWISE) THE PARTIES ARISING OUT OF, CONNECTED WITH, OR RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THE PARTIES IN CONNECTION WITH THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO AND THERETO, TO A JUDICIAL REFEREE WHO SHALL BE APPOINTED UNDER A GENERAL REFERENCE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638. THE REFEREE’S DECISION WOULD STAND AS THE DECISION OF THE COURT, WITH JUDGMENT TO BE ENTERED ON HIS STATEMENT OF DECISION IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE PARTIES SHALL SELECT A SINGLE NEUTRAL REFEREE, WHO SHALL BE A RETIRED STATE OR FEDERAL JUDGE WITH AT LEAST FIVE YEARS OF JUDICIAL EXPERIENCE IN CIVIL MATTERS. IN THE EVENT THAT THE PARTIES CANNOT AGREE UPON A REFEREE, THE REFEREE SHALL BE APPOINTED BY THE COURT. THE BORROWER SHALL BEAR THE FEES AND EXPENSES OF THE REFEREE UNLESS THE REFEREE OTHERWISE PROVIDES IN THE STATEMENT OF DECISION. EACH PARTY AGREES THAT ANY PARTY TO THIS

AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE REFERENCE TO A JUDICIAL REFEREE AS PROVIDED ABOVE.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Treatment of Certain Information; Confidentiality.

(a) Treatment of Certain Information. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section 9.12 as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

(b) Confidentiality. Each of the Administrative Agent, the Lenders and each SPV agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement in writing containing provisions substantially the same as those of this paragraph and for the benefit of the Borrower, to (a) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (b) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this paragraph, “Information” means all information received from the Borrower relating to the Borrower, its Subsidiaries or their business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at or prior to the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13 USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), such Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with said Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above Written.

FIRST AMERICAN REAL ESTATE SOLUTIONS LLC

By:	/s/ Parker S. Kennedy
Name:	Parker S. Kennedy
Title:	President

LENDERS

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and as Administrative Agent

By:	/s/ Steven J. Anderson
Name:	Steven J. Anderson
Title:	Executive Vice President

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